Exhibit 99.1

FOR FURTHER INFORMATION:	FOR IMMEDIATE RELEASE
Andrea K. Tarbox	Monday, February 10, 2014
Vice President and Chief Financial Officer
847.239.8812

KAPSTONE REPORTS RECORD

FOURTH QUARTER AND FULL YEAR RESULTS

Fourth Quarter Operating Cash Flows of $130 Million

NORTHBROOK, IL — February 10, 2014 — KapStone Paper and Packaging Corporation (NYSE:KS) today reported preliminary record results for the fourth quarter and year ended December 31, 2013.

As compared to 2012’s fourth quarter, results for 2013’s fourth quarter are below:

•                  Net sales of $563 million up $262 million, or 87 percent

•                  Net income of $43 million up $33 million, or 330 percent

•                  Adjusted net income of $44 million up $31 million, or 238 percent

•                  Adjusted EBITDA of $110 million up $72 million, or 189 percent

•                  Adjusted EBITDA margin of 19.5 percent, up from 12.5 percent

•                  Diluted EPS of $0.45 up $0.34 per share, or 309 percent

•                  Adjusted diluted EPS of $0.45 up $0.31 per share, or 221 percent

As compared to the year ended December 31, 2012, results for the year ended December 31, 2013:

•                  Net sales of $1,748 million up $531 million, or 44 percent

•                  Net income of $127 million up $64 million, or 102 percent

•                  Adjusted net income of $138 million up $67 million, or 94 percent

•                  Adjusted EBITDA of $333 million up $150 million, or 82 percent

•                  Adjusted EBITDA margin of 19.1 percent up from 15.0 percent

•                  Diluted EPS of $1.32 up $0.67 per share, or 103 percent

•                  Adjusted diluted EPS of $1.42 up $0.68 per share, or 92 percent

Roger W. Stone, Chairman and Chief Executive Officer, stated, “Almost every year has been transformational for KapStone, and 2013 was no exception with the successful acquisition of Longview.  Longview generated $62 million of adjusted EBITDA in the fourth quarter, continuing the strong performance we had anticipated, and the synergy benefits we identified began to yield positive results.

“Our legacy operations delivered a record fourth quarter and an all-time full-year record performance despite struggling with some temporary fourth quarter operational issues which negatively impacted our EBITDA by $6 million in the quarter. Last week, we successfully completed the $29 million capital project in the Charleston mill to upgrade one of the paper machines.

“KapStone’s growing strength is best evidenced by its robust operating cash flows which delivered $130 million in the fourth quarter.  We are particularly encouraged with the results this quarter due to the typical seasonality experienced that produces a less favorable product mix. We are already seeing improvements in our mix as we move further into this year and have a sound order backlog.”

Fourth Quarter Operating Highlights

Consolidated net sales of $563 million in the fourth quarter of 2013 increased by $262 million, or 87 percent, compared to $301 million for the 2012 fourth quarter. The increase is primarily due to the Longview acquisition, which contributed $241 million of additional revenue, and higher average selling prices for the legacy operations. The Company sold 703,000 tons of paper during the fourth quarter of 2013 compared to 408,000 tons a year earlier. The Company’s average mill selling price of $670 per ton in the fourth quarter of 2013 increased by $36 per ton compared to the fourth quarter of 2012 due to the combined impact of the 2012 and 2013 containerboard and corrugated product price increases and the inclusion of Longview.  However, average mill selling prices decreased $12 per ton from the third quarter of 2013, reflecting the seasonally less favorable product mix due to increased roll pulp shipments.

Operating income of $74 million for the 2013 fourth quarter increased by $55 million, or 289 percent, compared to the 2012 fourth quarter. The improved financial performance primarily reflects benefits from the Longview acquisition and higher containerboard and corrugated product prices, partially offset by higher fiber costs, lower production volumes, and less favorable mix.

Interest expense, net, was $9 million for the fourth quarter of 2013, up $7 million from a year ago as a result of a higher debt balance associated with the Longview acquisition. At December 31, 2013, the average interest rate on our term loans was 2.5 percent. Amortization of debt issuance costs of $1.5 million for the fourth quarter of 2013 increased by $0.7 million from a year ago due to costs associated with the Company’s amended and restated credit agreement.

The effective income tax rate for the 2013 fourth quarter was 31.6 percent compared to 36.9 percent for the 2012 fourth quarter. The lower effective income tax rate in the 2013 fourth quarter is due to a reversal of an uncertain tax position reserve relating to alternative fuel mixture credits partially offset by higher state income taxes.

Full Year Operating Highlights

Consolidated net sales for the year ending December 31, 2013, were $1,748 million, an increase of 44 percent, compared to 2012 sales of $1,217 million.  The increase was primarily due to the Longview acquisition which contributed $440 million, as well as higher average selling prices.

Operating income of $220 million for the year ended December 31, 2013 was higher than the prior year by $110 million, or 100%.  The increase was due to the Longview acquisition and higher selling prices, partially offset by higher fiber and maintenance outage costs.

Interest expense for the year ended December 31, 2013 was $21 million, up $12 million from a year ago due to increased borrowings relating to the Longview acquisition.  Amortization of debt issuance costs of $4 million for 2013 increased by $1 million from the year prior due to amortization on the $20 million of debt issuance costs paid for the new credit agreement.

The effective income tax rate for the year ended December 31, 2013 was 34.7 percent compared to 35.9 percent for 2012.  The lower effective income tax rate in the 2013 is due to the reversal of an uncertain tax position reserve relating to alternative fuel mixture credits partially offset by higher state income taxes. For 2013, the Company estimates its cash tax rate to be approximately 2 percent reflecting utilization of cellulosic biofuel tax credits.

Cash Flow and Working Capital

Cash and cash equivalents increased by $1 million in the quarter ended December 31, 2013, from September 30, 2013 to $13 million.  The Company generated $130 million of net cash from operating activities during the fourth quarter and paid down $89 million of debt, including a voluntary prepayment of $40 million reducing the debt leverage ratio to 2.7 times, down from 3.8 times at the time of the Longview acquisition.  With this reduction in debt and leverage, the Company’s interest margin spread on its bank loans will be reduced by 25 bps in early March. Capital expenditures in the fourth quarter reached $40 million and included $7 million for the Charleston paper machine upgrade.

For the full year, cash provided by operating activities was $299 million, and capital expenditures were $97 million.

At December 31, 2013, the Company had approximately $210 million of working capital and $395 million of revolver borrowing capacity.

Conclusion

In summary, Stone commented, “Our expectations for the Longview acquisition were high, but I am quite pleased with the additional benefits identified and generated through the teamwork of the combined companies.”

Conference Call

KapStone will host a conference call at 11 a.m. ET, Tuesday, February 11, 2014, to discuss the Company’s financial results for the 2013 fourth quarter. All interested parties are invited to listen and may do so by either accessing a simultaneous broadcast webcast on KapStone’s website, http://www.kapstonepaper.com, or for those unable to access the webcast, the following dial-in numbers are available:

Domestic:  866.202.0886
International:  617.213.8841
Participant Passcode:  21363407

A presentation to be viewed in conjunction with the call will also be available on our website, http://www.kapstonepaper.com, in the “Investors” section.

Replay of the webcast will be available for 30 days on the Company’s website following the call.

About the Company

Headquartered in Northbrook, IL, KapStone Paper and Packaging Corporation is the fifth largest producer of containerboard and corrugated packaging products and is the largest kraft paper producer in the United States. The Company is the parent company of KapStone Kraft Paper Corporation and KapStone Container Corporation which includes four paper mills and 22 converting plants, respectively, across the US. The business employs approximately 4,600 people.

Non-GAAP Financial Measures

This press release includes certain non-GAAP financial measures, including “EBITDA”, “Adjusted EBITDA”, “Adjusted Net Income”, and “Adjusted Diluted EPS” to measure our operating performance. Management uses these measures to focus on the on-going operations, and believes it is useful to investors because they enable them to perform meaningful comparisons of past and present operating results. The Company believes that EBITDA and Adjusted EBITDA provide useful information to investors because they improve the comparability of the financial results between periods and provide for greater transparency to key measures used to evaluate the performance and liquidity of the Company. Management uses EBITDA and Adjusted EBITDA for evaluating the Company’s performance against competitors and as a primary measure for employees’ incentive programs. Reconciliations of Net Income to EBITDA, EBITDA to Adjusted EBITDA, Net Income to Adjusted Net Income, Basic EPS to Adjusted Basic EPS, and Diluted EPS to Adjusted Diluted EPS are included in the financial schedules contained in this press release. However, these measures should not be construed as an alternative to any other measure of performance determined in accordance with GAAP.

Forward-Looking Statements

Statements in this news release that are not historical are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can often be identified by words such as “may,” “will,” “should,” “would,’ “expect,” “project,” “anticipate,” “intend,” “plan,” “believe,” “estimate,” “potential,” “outlook,” or “continue,” the negative of these terms or other similar expressions. These statements reflect management’s current views and are subject to risks, uncertainties and assumptions, many of which are beyond the Company’s control that could cause actual results to differ materially from those expressed or implied in these statements. Factors that could cause actual results to differ materially include, but are not limited to: (1) industry conditions, including changes in cost, competition, changes in the Company’s product mix and demand and pricing for the Company’s products; (2) market and economic factors, including changes in raw material and healthcare costs, exchange rates and interest rates; (3) results of legal proceedings and compliance costs, including unanticipated expenditures related to the cost of compliance with environmental and other governmental regulations; (4) the ability to achieve and effectively manage growth; (5) the ability to pay the Company’s debt obligations; (6) the ability to carry out the Company’s strategic initiatives and manage associated costs and (7) the integration of the Longview acquisition. Further information on these and other risks and uncertainties is provided under Item 1A “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012 and elsewhere in reports that the Company files with the SEC. These filings can be found on KapStone’s Web site at http://www.kapstonepaper.com and the SEC’s Web site at www.sec.gov. Forward-looking statements included herein speak only as of the date hereof and the Company disclaims any obligation to revise or update such statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events or circumstances.

KapStone Paper and Packaging Corporation

Consolidated Statements of Income

(In thousands, except share and per share amounts)

(preliminary and unaudited)

			Fav / (Unfav)			Fav / (Unfav)
	Quarter Ended December 31,		Variance	Year Ended December 31,		Variance
	2013	2012	%	2013	2012	%
Net sales	$563,425	$300,991	87.2%	$1,748,162	$1,216,637	43.7%

Cost and expenses:
Cost of sales, excluding depreciation and amortization	383,885	219,624	-74.8%	1,186,930	866,124	-37.0%
Depreciation and amortization	32,436	17,016	-90.6%	95,435	63,124	-51.2%
Freight and distribution expenses	40,524	26,814	-51.1%	135,972	108,438	-25.4%
Selling, general and administrative expenses	32,874	19,008	-72.9%	110,612	70,055	-57.9%
Other operating income	100	36	177.8%	675	664	1.7%
Operating income	73,806	18,565	297.6%	219,888	109,560	100.7%

Foreign exchange gain / (loss)	95	96	-1.0%	232	(303)	176.6%
Interest expense, net	8,823	1,769	-398.8%	20,641	8,295	-148.8%
Amortization of debt issuance costs	1,485	740	-100.7%	4,489	3,479	-29.0%
Income before provision for income taxes	63,593	16,152	293.7%	194,990	97,483	100.0%
Provision for income taxes	20,119	5,959	-237.6%	67,652	34,978	-93.4%
Net income	$43,474	$10,193	326.5%	$127,338	$62,505	103.7%

Net income per share:
Basic	$0.45	$0.11	309.1%	$1.34	$0.67	100.0%
Diluted	$0.45	$0.11	309.1%	$1.32	$0.65	103.1%

Weighted-average number of shares outstanding:
Basic	95,552,335	93,989,494		95,258,756	93,426,912
Diluted	97,112,699	94,809,960		96,739,482	95,452,878

Effective income tax rate	31.6%	36.9%		34.7%	35.9%

Net Income (GAAP) to EBITDA (Non-GAAP) to Adjusted EBITDA (Non-GAAP):

Net income (GAAP)	$43,474	$10,193	326.5%	$127,338	$62,505	103.7%
Interest expense, net	8,823	1,769	-398.8%	20,641	8,295	-148.8%
Amortization of debt issuance costs	1,485	740	-100.7%	4,489	3,479	-29.0%
Provision for income taxes	20,119	5,959	-237.6%	67,652	34,978	-93.4%
Depreciation and amortization	32,436	17,016	-90.6%	95,435	63,124	-51.2%
EBITDA (Non-GAAP)	$106,337	$35,677	198.1%	$315,555	$172,381	83.1%

Acquisition, start up and other expenses	2,698	1,091	-147.3%	12,238	5,049	-142.4%
Stock-based compensation expense	932	920	-1.3%	5,203	5,242	0.7%
Adjusted EBITDA (Non-GAAP)	$109,967	$37,688	191.8%	$332,996	$182,672	82.3%

Net Income (GAAP) to Adjusted Net Income (Non-GAAP):
Net income (GAAP)	$43,474	$10,193		$127,338	$62,505
Acquisition, start up and other expenses	1,740	685		7,894	3,171
Stock-based compensation expense	601	578		3,356	3,292
Reversal of uncertain tax position	(5,001)	—		(5,001)	—
Deferred tax adjustment due to tax rate change	2,296	—		2,296	—
Discrete tax adjustments	475	1,657		1,881	1,657
Adjusted Net Income (Non-GAAP)	$43,585	$13,113		$137,764	$70,625

Basic EPS (GAAP) to Adjusted Basic EPS (Non-GAAP):
Basic EPS (GAAP)	$0.45	$0.11		$1.34	$0.67
Acquisition, start up and other expenses	0.02	0.01		0.08	0.03
Stock-based compensation expense	0.02	—		0.04	0.04
Reversal of uncertain tax position	(0.05)	—		(0.05)	—
Deferred tax adjustment due to tax rate change	0.02	—		0.02	—
Discrete tax adjustments	—	0.02		0.02	0.02
Adjusted Basic EPS (Non-GAAP)	$0.46	$0.14		$1.45	$0.76

Diluted EPS (GAAP) to Adjusted Diluted EPS (Non-GAAP):
Diluted earnings per share (GAAP)	$0.45	$0.11		$1.32	$0.65
Acquisition, start up and other expenses	0.02	0.01		0.08	0.03
Stock-based compensation expense	0.01	—		0.03	0.04
Reversal of uncertain tax position	(0.05)	—		(0.05)	—
Deferred tax adjustment due to tax rate change	0.02	—		0.02	—
Discrete tax adjustments	—	0.02		0.02	0.02
Adjusted Diluted EPS (Non-GAAP)	$0.45	$0.14		$1.42	$0.74

KapStone Paper and Packaging Corporation

Consolidated Balance Sheets

(In thousands)

	December 31,	December 31,
	2013	2012
	(preliminary and unaudited)
Assets
Current assets:
Cash and cash equivalents	$12,967	$16,488
Trade accounts receivable, net of allowances	232,347	116,285
Other receivables	11,399	10,061
Inventories	217,382	113,511
Prepaid expenses and other current assets	6,405	9,808
Deferred income taxes	—	5,864
Total current assets	480,500	272,017

Plant, property and equipment, net	1,389,609	576,115
Other assets	129,493	4,412
Intangible assets, net	123,745	57,027
Goodwill	528,515	226,289
Total assets	$2,651,862	$1,135,860

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$4,950	$—
Short-term borrowings	—	63,500
Other current borrowings	—	—
Accounts payable	159,127	89,638
Accrued expenses	45,885	29,725
Accrued compensation costs	54,871	20,421
Deferred income taxes	5,445	—
Total current liabilities	270,278	203,284

Long-term debt, net of current portion	1,192,413	294,310
Pension and post-retirement benefits	69,611	13,193
Deferred income taxes	444,672	96,459
Other liabilities	8,808	10,666
Total long-term liabilities	1,715,504	414,628

Stockholders’ equity:
Common stock $0.0001 par value	5	5
Additional paid-in capital	246,191	236,034
Retained earnings	412,349	285,011
Accumulated other comprehensive income (loss)	7,535	(3,102)
Total stockholders’ equity	666,080	517,948
Total liabilities and stockholders’ equity	$2,651,862	$1,135,860

KapStone Paper and Packaging Corporation

Consolidated Statements of Cash Flows

(In thousands)

(preliminary and unaudited)

	Quarter Ended December 31,		Year Ended December 31,
	2013	2012	2013	2012
Operating activities:
Net income	$43,474	$10,193	$127,338	$62,505
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	32,436	17,016	95,435	63,124
Stock-based compensation expense	932	920	5,203	5,242
Excess tax benefits from stock-based compensation	(984)	(6,159)	(3,531)	(8,037)
Amortization of debt issuance costs	1,485	740	4,489	3,479
Loss on disposal of fixed assets	622	329	1,012	1,202
Pension and post retirement	(2,595)	1,216	(3,908)	1,489
Deferred income taxes	25,352	549	59,865	23,128
Changes in operating assets and liabilities	29,089	15,573	12,791	5,697
Net cash provided by operating activities	$129,811	$40,377	$298,694	$157,829

Investing activities:
Longview acquisition, net of cash acquired	(774)	—	(538,239)	—
USC acquisition	—	—	—	(314)
Capital expenditures	(40,435)	(25,838)	(96,706)	(67,237)
Net cash used in investing activities	$(41,209)	$(25,838)	$(634,945)	$(67,551)

Financing activities:
Proceeds from revolving credit facility	$32,500	$63,500	$321,613	$142,900
Repayments on revolving credit facility	(69,000)	—	(385,113)	(79,400)
Proceeds from long-term debt	—	—	1,275,000	—
Repayment of long-term debt	(51,237)	—	(356,550)	(50,000)
Repayment of Longview senior notes	—	—	(507,520)	—
Payment of debt issuance costs	—	—	(19,654)	—
Proceeds from other current borrowings	—	—	5,115	3,398
Repayments of other current borrowings	(1,376)	(622)	(5,115)	(3,398)
Cash dividend paid	—	(94,910)	—	(94,910)
Payment of withholding taxes on stock awards	—	(8,317)	(860)	(9,496)
Proceeds from exercises of stock options	307	272	1,934	1,345
Excess tax benefits from stock-based compensation	984	6,159	3,531	8,037
Proceeds from issuance of shares to ESPP	—	—	349	241
Loan amendment costs	—	(437)	—	(569)
Net cash provided by (used in) financing activities	$(87,822)	$(34,355)	$332,730	$(81,852)

Net increase / (decrease) in cash and cash equivalents	780	(19,816)	(3,521)	8,426
Cash and cash equivalents-beginning of period	12,187	36,304	16,488	8,062
Cash and cash equivalents-end of period	$12,967	$16,488	$12,967	$16,488